Exhibit 3.2

THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY

AGREEMENT

OF

INVESCO SPECIALIZED PRODUCTS, LLC

This Third Amended and Restated Limited Liability Company Agreement (this “Agreement”) of Invesco Specialized Products, LLC (the “Company”), is hereby adopted effective as of April 6, 2018 by Invesco PowerShares Capital Management LLC, in its capacity as the sole member of the Company (the “Member”).

WHEREAS, the Company was formed as a limited liability company on September 14, 2005 as Rydex Specialized Products, LLC pursuant to and in accordance with the Delaware Limited Liability Company Act, as amended from time to time (the “Act”);

WHEREAS, the Member entered into an Amended and Restated Limited Liability Company Agreement on February 29, 2012;

WHEREAS, the Amended and Restated Limited Liability Company Agreement erroneously stated that the Company would be managed by the Member instead of the Board of Managers;

WHEREAS, the Company changed its name from Rydex Specialized Products, LLC to Guggenheim Specialized Products, LLC in accordance with the Act, effective as of March 27, 2012;

WHEREAS, as of April 6, 2018, Security Investor, LLC, a Delaware limited liability company, transferred and assigned its membership interests in the Company, which represented one hundred percent (100%) of the outstanding membership interests of the Company, to Invesco PowerShares Capital Management LLC, as a result of which Security Investors, LLC ceased to be a member of the Company and the Member became a member of the Company;

WHEREAS, the Company changed its name from Guggenheim Specialized Products, LLC to Invesco Specialized Products, LLC in accordance with the Act, effective as of April 6, 2018; and

WHEREAS, the Member desires to amend and restate the Agreement in its entirety.

NOW THEREFORE, the Member hereby amends and restates the Agreement in its entirety as follows:

1.	Name. The name of the Company is Invesco Specialized Products, LLC effective as of April 6, 2018.

2.	Purpose. The Company has been organized to engage in any lawful act or activity for which limited liability companies may be formed under the Act and shall be approved by the Member or the Board and to conduct such other activities as the Member or the Board deems necessary, advisable, convenient or incidental to the foregoing.

3.	Registered Office and Agent. The Company shall continuously maintain in the State of Delaware a registered office and a registered agent whose business office is identical with the registered office. The initial registered office and the initial registered agent are specified in the Certificate of Formation. The Company may change the Company’s registered office, its registered agent, or both, upon filing a statement as specified by law in the office of the Secretary of State of Delaware.

4.	Principal Office. The principal office address of the Company shall be located at 3500 Lacey Road, Suite 700, Downers Grove, Illinois 60515 or such other place as the Member or the Board may from time to time designate. The Company may maintain offices at such other place or places within or outside the State of Delaware as the Member or the Board deems advisable.

5.	Member. The Member is a member of the Company effective as of the date of this Agreement. The Member shall from time to time contribute such capital to the Company as the Member shall determine.

6.	Membership Percentage. The Member owns one hundred percent (100%) of the membership interests in the Company.

7.	Powers. The Member shall have the power to exercise any and all rights or powers granted to the Member pursuant to the express terms of this Agreement. Each person authorized by the Member to act as an officer or authorized person of the Company within the meaning of the Act may be authorized to take such actions and to execute, deliver and file all such documents as authorized by the Member. Except as otherwise required by the Member, the business and affairs of the Company shall be managed by the Board of Managers (as defined below).

8.	Board of Managers.

a)	Composition of the Board. The Board of Managers (the “Board”) shall be comprised of no less than three (3) managers (each, a “Manager”) and shall be appointed by the Member. Each Manager shall be a “manager” within the meaning of the Act.

1)	Each Manager shall hold office until such Manager’s successor has been duly designated and qualified, or until such Manager’s earlier death, resignation or removal.

2)	Any Manager may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Member. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

3)	Any Manager may be removed as such, either with or without cause, by the Member at any time, without prejudice to his or her contract rights, if any. Any vacancy occurring in the Board may be filled by the Member.

b)	Authority and Powers. Subject to the other provisions of this Agreement, all powers of the Company shall be exercised by or under the authority of the Board. Decisions of the Board within its scope of authority shall be binding upon the Company and the Member. The Board may execute all documents, instruments, and agreements reasonably deemed by the Board to be necessary, appropriate or needed for the performance of its duties and the exercise of its powers. Furthermore, the Board may retain attorneys, accountants and other professionals in the course of the performance of the Managers’ duties and exercise of their powers.

c)	Meetings of the Board.

1)	Regular meetings of the Board shall be held without call or notice at such time as shall from time to time be fixed by the Board. Special meetings of the Board may be held at any time whenever called by any Manager. Notification of a special meeting of the Board shall be given to the other members of the Board by email at least forty-eight (48) hours before such meeting or, if such advance notice is not reasonably practicable under the circumstances, such lesser advance notice as is reasonably practicable under the circumstances. Attendance at a meeting shall constitute waiver of notice of such meeting except where a Manager attends such meeting for the express purpose of objecting to the transaction of business on the ground that such meeting is not lawfully called or convened.

2)	Unless all of the Managers otherwise agree, all meetings of the Board shall be held at the principal offices of the Company. Managers may participate in a meeting through the use of conference telephone or similar communications equipment, and such members shall be considered present in person as long as all Managers participating in such meeting can hear one another.

3)	The presence of a majority of the Managers shall constitute a quorum for the transaction of business at any meeting of the Board. The consent of a majority of the votes of the Managers shall be required for any decision or approval of the Board.

4)	Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if all Managers consent thereto in writing and the writing or writings are filed with the minutes of proceedings of the Board.

9.	Officers. The Board may, from time to time, designate one or more persons to be officers of the Company. Any officers so designated shall have such authority and perform such duties as the Board may, from time to time, delegate to them.

a)	The Board may assign titles to particular officers. If the title is one commonly used for officers of a business corporation formed under the General Corporation Law of the State of Delaware, the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office, subject to any restrictions on such authority imposed by the Board. Any number of offices may be held by the same person.

b)	Each officer shall hold office until his successor has been duly designated and qualified, or until such officer’s earlier death, resignation or removal.

c)	Any officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Board. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

d)	Any officer may be removed as such, either with or without cause, by the Board at any time, without prejudice to his or her contract rights, if any. Any vacancy occurring in any office of the Company may be filled by the Board.

10.	Dissolution. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (a) the written consent of the Member, or (b) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

11.	Additional Contributions. The Member shall not be required to make any additional capital contribution to the Company.

12.	Allocation of Profits and Losses. The Company’s profits and losses shall be allocated to the Member.

13.	Distributions. Distributions shall be made at the times and in the aggregate amounts determined by the Member or the Board.

14.	Admission of Additional Members. One (1) or more additional members may be admitted to the Company with consent of the Member.

15.	Assignment and Substitute Members. An assignee of all or part of the Member’s interest or an additional Member whose admission to the Company has been consented to by the Member shall be admitted as a substitute or new Member and shall have all the rights and obligations of a Member as provided in this Agreement.

16.	No Liability. Neither the Member nor any Manager, officer or authorized person shall have any liability for the obligations or liabilities of the Company.

17.	Exculpation. Except in the case of its bad faith or willful misconduct, to the fullest extent permitted by law, neither the Member nor any Manager, officer or authorized person (each, an “Indemnitee”) shall have any liability for (i) the obligations or liabilities of the Company or (ii) any breach of fiduciary or similar duty (to the extent such Indemnitee has any such duty) relating to the Company.

18.	Indemnification. To the fullest extent permitted by law, the Company shall indemnify each Indemnitee from and against any and all losses, claims, damages, liabilities, expenses (including, without limitation, attorneys’ fees and other legal fees and expenses), judgments, fines and settlements (collectively, “Losses”) arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, that relate to or arise in connection with the operations or business of the Company or arise out of or are based upon in whole or in part such Indemnitee’s relationship to the Company, in which such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise (except to the extent such Losses are determined, by a court of competent jurisdiction in a final, non-appealable decision, to result from the bad faith or willful misconduct of such Indemnitee). Reasonable expenses, including legal fees, incurred by an Indemnitee who is a party to a proceeding shall be paid or reimbursed by the Company in advance of the final disposition of the proceeding. The indemnification provided by this Section shall be in addition to any other rights to which an Indemnitee or any other person may be entitled under any agreement, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity unless otherwise provided in a written agreement pursuant to which such Indemnities are indemnified. An Indemnitee shall not be denied indemnification in whole or in part under this Section because the Indemnitee had an interest in the transaction with respect to which the indemnification applies. The rights and authority conferred in this Section shall be in addition to any other right which any person may otherwise have or hereafter acquire with respect to the matters covered in this Section. Neither the amendment of this Section, nor, to the fullest extent permitted by law, any modification of law, shall eliminate or reduce the effect of this Section in respect of any acts or omissions occurring prior to such amendment or modification.

19.	Insurance. The Company shall have the power to purchase and maintain insurance on behalf of any person who is or was an Indemnitee, or is or was serving at the request of the Company as a member, director, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the laws of the State of Delaware.

20.	Amendments. Any amendments to this Agreement shall be in writing signed by the Member.

21.	Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Third Amended and Restated Limited Liability Company Agreement as of the 6th day of April, 2018.

INVESCO POWERSHARES CAPITAL MANAGEMENT LLC

By:	/s/ Anna Paglia
Name: Anna Paglia
Title: Secretary